EXHIBIT 23.1


                         Consent of Independent Auditors

The Board of Directors
At Comm Corporation:


We consent to incorporation by reference in the registration statement dated August 15, 2000 on Form S-8 of At Comm Corporation of our report dated February 11, 2000, relating to the consolidated balance sheets of At Comm Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999, annual report on Form 10-KSB of At Comm Corporation.



/S/ KPMG LLP
------------
(KPMG LLP)

Mountain View, California
August 15, 2000